EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 3 to the consolidated financial statements) dated March 8, 2024, relating to the consolidated financial statements, which appears in the Annual Report on Form 10-K of Kenilworth Systems Corporation for the year ended December 31, 2023.  We also consent to the reference to us under the caption “Experts” in this Registration Statement.

/s/
OLAYINKA OYEBOLA & CO. (Chartered Accountants) Lagos, Nigeria March 28, 2024